April 5, 2010

Dear Stockholders:

You are invited to attend the annual meeting of stockholders of Pacific Office Properties Trust, Inc. (the “Company”).  This year’s meeting will be held on Tuesday, May 11, 2010 at 9:00 a.m. local time, at Le Parker Meridien, 119 W. 56th Street, New York, New York 10019.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting.  It is important that your shares be represented and voted. Whether or not you plan to attend the Annual Meeting in person, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy by calling the toll-free telephone number or via the Internet.  The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy.  If you attend the meeting, you may continue to have your shares of stock in the Company voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your shares of stock in the Company in person.  We look forward to seeing you at the meeting.

Sincerely,

James R. Ingebritsen
President and Chief Executive Officer

PACIFIC OFFICE PROPERTIES TRUST, INC. 233 Wilshire Boulevard, Suite 310 Santa Monica, California 90401
______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2010
______________________

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Pacific Office Properties Trust, Inc. (the “Company”) will be held on Tuesday, May 11, 2010 at 9:00 a.m. local time at Le Parker Meridien Hotel, 119 W. 56th Street, New York, New York 10019 for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors of the Company to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 26, 2010.  If you do not plan to attend the meeting and vote your shares of stock in the Company in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States, Canada or Puerto Rico);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the enclosed post-paid envelope.

If your shares of stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors

Tamara Edwards
Corporate Secretary

Santa Monica, CA
April 5, 2010

Important notice regarding the availability of proxy materials for the
Annual Meeting of Stockholders to be held on May 11, 2010

Our Proxy Statement and Annual Report to Stockholders are available at www.pacificofficeproperties.com

PROXY STATEMENT

April 5, 2010
PACIFIC OFFICE PROPERTIES TRUST, INC.
233 Wilshire Boulevard
Suite 310
Santa Monica, California 90401
____________

PROXY STATEMENT
____________

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 5, 2010 and are furnished in connection with the solicitation of proxies by the board of directors of Pacific Office Properties Trust, Inc. for use at the Annual Meeting of stockholders of Pacific Office Properties to be held on Tuesday, May 11, 2010 at 9:00 a.m. local time at Le Parker Meridien, 119 W. 56th Street, New York, New York 10019, which we refer to as the “Annual Meeting,” and at any adjournments or postponements thereof.  The proxy statement and our 2009 Annual Report to Stockholders, or the “2009 Annual Report,” are also available on the Internet at www.pacificofficeproperties.com.

When we use the words “we,” “us,” “our,” “Pacific Office Properties” or “Company,” we are referring to Pacific Office Properties Trust, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a holder of either our common stock or our Class B common stock, which together we refer to as our “common stock,” or our proportionate voting preferred stock, which together with our common stock, we refer to as “stock” at the close of business on March 26, 2010, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the meeting and to vote the shares of stock that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. We have issued one share of proportionate voting preferred stock to Pacific Office Management, Inc. (our “Advisor”), and that share of proportionate voting preferred stock entitles our Advisor to cast votes equal to the total number of shares of common stock issuable upon exchange of the common limited partnership units, or “Common Units,” and convertible preferred limited partnership units, or “Preferred Units,” issued on March 19, 2008 by Pacific Office Properties, L.P., which we refer to as our “Operating Partnership.”  Stockholders do not have the right to cumulate votes in the election of directors.

What is the purpose of the meeting?

At the Annual Meeting, you will be asked:

•	to vote upon the election of three Class II directors;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	to consider and act upon any other matters that may properly be brought before the meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of common stock and proportionate voting preferred stock representing a majority of the votes entitled to be cast at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 3,850,520 shares of common stock outstanding and one share of proportionate voting preferred stock outstanding and entitled to vote at the meeting.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon, and our outstanding share of proportionate voting preferred stock entitles its holder to cast 46,173,693 votes for each matter to be voted upon.

What vote is needed to approve each proposal?

A plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the Class II directors. A majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm, and the approval of any other matters properly presented at the meeting for stockholder approval, unless more than a majority of the votes cast is required to approve such other matters under Maryland law. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against,” will not be counted as “votes cast” and will have no effect on such proposals. Therefore, abstentions will have no effect on any of the proposals, assuming a quorum is present. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, such as the election of directors (as discussed further below), will be treated in the same manner as abstentions for purposes of the Annual Meeting. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or our charter.

Can I revoke my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;

•	properly signing and forwarding to us at our address a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.

How do I vote?

Voting in Person at the Meeting.  If you are a registered stockholder and attend the Annual Meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.  If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Investor Services, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•
By Mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Investor Services, in the postage-paid envelope provided.

•
By Telephone.  You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 11, 2010. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Internet.  You also have the option to authorize a proxy to vote your shares by the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours each day until 12:00 a.m., Eastern Time, on May 11, 2010. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Voting by Proxy for Shares Registered in Street Name.  If your shares of common stock are held in street name, you must follow the voting instructions provided to you by your broker, bank or other nominee holder in order to have your shares of common stock voted on all items. Only your broker, bank or other nominee holder can vote your shares. Without your instructions, your broker is permitted to use its own discretion and vote your shares on certain routine matters (such as the ratification of our independent registered public accounting firm) but is not permitted to use discretion and vote your shares on non-routine matters (such as the election of directors).  Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors.  Therefore, in order for your shares to be voted on all items, you must return your voting instructions.

Please see the enclosed proxy card for further instructions on how to submit your vote.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and we receive it prior to voting at the meeting, or if you authorize your proxy to vote your shares electronically through the Internet or by telephone, the shares of stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted “for” the election of the nominees for the Class II directors named in this proxy statement, “for” ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and as recommended by our board of directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

How are proxies solicited and who paid for this proxy solicitation?

Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons.

What are the requirements for presenting director nominations and stockholder proposals?

Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2011 must be received by our Corporate Secretary at our Company’s principal executive offices at Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 310, Santa Monica, California 90401, by December 6, 2010.

In addition, our bylaws provide that in order for director nominations or stockholder proposals to be properly brought before the meeting, the stockholder must have delivered timely notice to our Corporate Secretary at the Company’s offices at the address listed above.  Under our bylaws, to be timely, notice must have been delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the previous year’s annual meeting, or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 150 days prior to the date of such annual meeting nor later than the later of 120 days prior to such annual meeting or 10 days following the date such meeting is first publicly announced.  The Company must receive any proposals for consideration at the 2011 annual meeting of stockholders no earlier than November 6, 2010 and no later than December 6, 2010. In addition, the form of proxy that the board of directors will solicit in connection with the Company’s 2011 annual meeting of stockholders will confer discretionary authority to vote on any proposal received after December 6, 2010.

Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, the requirements of our bylaws, and the applicable requirements of Maryland law.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request that future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What other information should I review before voting?

For your review, our 2009 Annual Report, including financial statements for the fiscal year ended December 31, 2009, is being mailed to you concurrently with the mailing of this proxy statement. The 2009 Annual Report, however, is not part of the proxy solicitation material. You may also obtain, free of charge, a copy of our 2009 Annual Report on our website at http://www.pacificofficeproperties.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the Annual Meeting, three Class II directors will be elected to serve until the 2013 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Nominating and Corporate Governance Committee, our board of directors has nominated Messrs. Clay W. Hamlin, Paul M. Higbee, and James R. Ingebritsen. These nominees are currently serving as Class II directors of the Company. In making its recommendations, the Nominating and Corporate Governance Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our board of directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our board of directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our board of directors may recommend.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting if a quorum is present. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present. In the absence of your voting instructions, your broker may not vote your shares in its discretion with respect to the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, CLAY W. HAMLIN, PAUL M. HIGBEE, AND JAMES R. INGEBRITSEN. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as Class II directors at the Annual Meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Pacific Office Properties by each nominee, director and executive officer as of March 2010. Each executive officer holds office until the regular meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Election as Class II Directors — Terms Expiring 2013

Clay W. Hamlin, III, 65, has been a member of our board of directors since March 2008. Mr. Hamlin is Vice Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC), which he co-founded in 1997 and is the President of LBCW, Inc. a private investment firm. Mr. Hamlin joined The Shidler Group in 1989 as Managing Partner of The Shidler Group’s Mid-Atlantic region, which was contributed to, and merged with, Royale Investments, Inc. to become Corporate Office Properties Trust in 1997. He served as Chief Executive Officer of Corporate Office Properties Trust from 1997 through April 2005, during which time the company grew from $193 million to $3.2 billion in total market capitalization. With over 30 years of experience as an owner and developer of commercial real estate, he has acquired and developed commercial real estate properties valued at over $3 billion.  Mr. Hamlin is a certified public accountant and is also an attorney, having practiced both corporate and real estate law with several Philadelphia law firms, including Pepper, Hamilton & Scheetz and Saul, Ewing, Remick & Saul.  Mr. Hamlin received his undergraduate and MBA degrees from the Wharton School of the University of Pennsylvania and is a graduate of Temple University Law School.  Mr. Hamlin serves on the boards of several charitable and non-profit organizations.

The Company believes that Mr. Hamlin’s depth of experience in commercial real estate investment and ownership, in forming and managing a successful real estate investment trust, and his background as both a certified public accountant and an attorney, highly qualifies him as a member of our board of directors.

Paul M. Higbee, 55, has been a member of our board of directors since March 2008. Mr. Higbee is a partner of G.C. Andersen Partners, LLC, a merchant banking firm engaged in private equity investments and investment banking for middle-market companies. Mr. Higbee has over 30 years of experience in all facets of investment banking, having expertise in mergers, restructurings and financing in a wide range of industries.  Prior to joining GC Andersen Partners in 2001, Mr. Higbee was a Managing Director of Deutsche Banc Alex. Brown. From 1990 to 1996, he was a Managing Director and head of the Industrial Group at PaineWebber, and from 1981 to 1990, he was engaged at Drexel Burnham Lambert where he became a Managing Director and head of the Energy Group.  At each firm, Mr. Higbee served on underwriting, commitment, and management committees.  Mr. Higbee has served on the boards of several public and private companies, and currently serves as a director of Agricultural Waste Solutions, Inc., ComCam International, and Risk Solutions International.  He previously served on the board of Capital Automotive Realty Trust, a public real estate investment trust.  Mr. Higbee received an A.B. in Economics from Princeton University and an MBA from the Wharton School of the University of Pennsylvania.

The Company believes that Mr. Higbee’s board experience, finance background, and his considerable expertise in mergers and financing, adds significant value and diversity to our board, and highly qualifies him as a member of our board of directors.

James R. Ingebritsen, 47, has been our President and Chief Executive Officer, as well as a member of our board of directors, since March 2010.  He previously served as Executive Vice President, Capital Markets/Operations of the Company and has been the Executive Vice President of our Advisor since February 2008.  Mr. Ingebritsen joined The Shidler Group in 1987 where he came to head the Asset Management division of The Shidler Group’s southwest region including overseeing acquisitions, property management, leasing and the financial reporting staff.  In 1996, he was named a partner and was responsible for the acquisition, financing and disposition of over $4 billion of commercial real estate.  Mr. Ingebritsen has formed over 30 joint venture partnerships while structuring debt financing for each venture and acquisition.  These assets constitute much of the Company’s current portfolio. A graduate of the University of California San Diego, Mr. Ingebritsen holds an MBA in Real Estate and Capital Markets from the University of California Berkeley, Haas School of Business.

The Company believes that Mr. Ingebritsen’s position as our President and Chief Executive Officer, in addition to his depth of skill and expertise in acquiring and operating office properties in our markets and in executing our investment strategies, highly qualifies him as a member of our board of directors.

Incumbent Class III Directors — Terms Expiring 2011

Michael W. Brennan, 53, has been a member of our board of directors since March 2008. From 1999 to 2008, Mr. Brennan served as President, Chief Executive Officer and a member of the board of directors of First Industrial Realty Trust, Inc. (NYSE: FR) and from 1994, the year he co-founded First Industrial, to 1999, he served as its Chief Operating Officer and Chief Acquisitions Officer. Mr. Brennan joined The Shidler Group as its principal acquisitions executive in 1986 and was named partner of its Mid-West region in 1988. He began his career as an investment specialist with CB Commercial. Mr. Brennan has orchestrated more than $12 billion in industrial real estate transactions in the course of his 27-year career and is considered an industry expert, having appeared on CNBC, CNNfn and Bloomberg Television.  In May 2009, Mr. Brennan was appointed Executive Director of the James A Graaskamp school of Real Estate at the University of Wisconsin.  From 2005 to 2009, Mr. Brennan served as a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE).  He also serves as a director of the Chicago Public Library Foundation.  He holds a bachelor’s degree in finance from the University of Notre Dame.

The Company believes that Mr. Brennan’s vast experience in acquiring and operating commercial real estate, particularly his many years at the helm of a large public real estate investment trust, adds valuable insight to our board and highly qualifies him as a member of our board of directors.

Jay H. Shidler, 63, has been Chairman of our board of directors since March 2008.  Mr. Shidler also served as our President and Chief Executive Officer, and as Chief Executive Officer of our Advisor, on an interim basis from September 2009 through March 2010.  Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler is known for his ability to identify significant emerging real estate and financial trends and for his effectiveness in organizing and capitalizing companies to benefit from those trends.  Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies that have issued in excess of $8.3 billion of real estate securities.  In addition to the Company, these include three other public real estate investment trusts — TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and as a director of First Industrial. Mr. Shidler served as Chairman of the board of directors of First Industrial from 1993 through January of 2009. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler was a founder.  Mr. Shidler is an active supporter of a number of educational, cultural, and charitable organizations. He received a bachelor’s degree in business administration from the University of Hawaii.  In honor of Mr. Shidler, in 2006, the University of Hawaii renamed its business school the Shidler College of Business.

The Company believes that Mr. Shidler’s demonstrated board leadership, unparalleled expertise in the field of real estate investment and finance, and his experience forming and managing real estate investment trusts is invaluable to the Company, and highly qualifies him as a member of the board of directors.

Incumbent Class I Directors — Terms Expiring 2012

Robert L. Denton, 57, has been a member of our board of directors since March 2008. Mr. Denton is a Managing Partner with The Shidler Group and the resident principal in its New York office. Prior to joining The Shidler Group in 1994, Mr. Denton co-founded Providence Capital, Inc., a private investment bank. Providence Capital was the successor company to First Pacific U.S. Securities Limited, a Hong Kong-domiciled broker-dealer that specialized in the sale of U.S. securities to Asian investors. Mr. Denton was responsible for the mergers and acquisitions business. First Pacific was merged into Jefferies & Company in 1987 and Mr. Denton became co-head of its mergers and acquisitions division.  Prior to joining First Pacific in 1985, Mr. Denton was a principal with Booz Allen & Hamilton, Inc. where he provided strategy and acquisition advisory services to U.S. and international companies.  He has completed numerous mergers and acquisitions transactions and consulting assignments during his career.  Mr. Denton began his career as an auditor at Arthur Andersen & Company.  Mr. Denton is a member of the board of directors of Corporate Office Properties Trust (NYSE: OFC) and serves as a member of its Audit Committee and as chairman of its Nominating and Corporate Governance Committee.  Mr. Denton graduated with a B.S. in Economics from the University of Pennsylvania and received his MBA from the Wharton School of the University of Pennsylvania.

The Company believes that Mr. Denton’s background providing strategic advisory and management consulting services, his expertise in mergers and acquisitions, and his board and audit committee experience is a vital asset to our board and highly qualifies him as a member of the board of directors.

Thomas R. Hislop, 61, served as Chairman of the Board and Chief Executive Officer of Arizona Land Income Corporation, our predecessor, from 1990 until its reincorporation as Pacific Office Properties in March 2008, and has remained on our board of directors since March 2008. Mr. Hislop is a Managing Director of Wedbush Morgan Securities.  Mr. Hislop served as Chief Executive Officer and a director of Peacock, Hislop, Staley and Givens (PHS&G), a full-service securities brokerage firm which he co-founded, from the time of its formation in 1989 through its acquisition by Wedbush Morgan Securities in September 2008. From 1967 to 1989, Mr. Hislop served as Senior Vice President responsible for the municipal trading department at Young, Smith & Peacock, a securities brokerage firm. Mr. Hislop is a licensed mortgage broker and has been involved in numerous real estate lending transactions. He has served as principal underwriter for PHS&G on more than $6 billion of municipal bonds. Mr. Hislop received a B.S. degree in finance from Arizona State University.

The Company believes that Mr. Hislop’s background as a securities dealer, his experience in real estate lending transactions, and integral position as a founder and Chief Executive Officer of our predecessor adds insight and continuity to our board and highly qualifies him as a member of our board of directors.

Executive Officers who are not Directors

Matthew J. Root, 44, has been our Chief Investment Officer since January 2009. Mr. Root has been the Chief Investment Officer of our Advisor since February 2008. He has also been a partner of The Shidler Group since 1997, responsible for property acquisitions, leasing and dispositions. Prior to joining The Shidler Group, Mr. Root was Senior Asset Manager for American Assets, Inc. with responsibility for an office and retail portfolio in excess of two million square feet. Mr. Root started his career as a turnaround and restructuring specialist with the Lomas Santa Fe Group focusing on commercial properties in Southern California. Mr. Root is a graduate of Louisiana State University.

Lawrence J. Taff, 52, has been our Executive Vice President, Honolulu Operations since January 2009.  Mr. Taff also served as our Chief Financial Officer and as that of our Advisor on an interim basis from September 2009 to April 2010. He has also been the Executive Vice President of our Advisor since February 2008. Mr. Taff has been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr. Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.

James R. Wolford, 55, has been our Chief Financial Officer since April 2010. Prior to joining the Company, Mr. Wolford served for six years as chief financial officer of Bixby Land Company, a private, diversified REIT with assets of over $1 billion.  In that capacity, he led initiatives that significantly increased cash flow, including the company’s conversion to the more tax-efficient REIT structure, and negotiated $750 million in debt financing to support the company’s growth strategy.   Previous to that, Mr. Wolford was the financial officer for the Pacific Region of AIMCO, where he oversaw the financing activities of more than $2.5 billion in assets. From 1985 to 2000, he served as chief financial officer of Bixby Ranch Company, where he repositioned a $750 million portfolio, producing a significant increase in value.  Mr. Wolford began his career in 1980 at The Walt Disney Company as Director of Finance and Investor Relations.  He received his undergraduate and MBA degrees from the University of Southern California.

Our Structure

We were formed on March 19, 2008 via a merger, and related transactions, of The Shidler Group’s western U.S. office portfolio and joint venture operations into Arizona Land Income Corporation, a publicly-traded real estate investment trust.  We are the sole general partner of our Operating Partnership, Pacific Office Properties, L.P., a Delaware limited partnership.

As part of the formation transactions, POP Venture, LLC, a Delaware limited liability company, which we refer to as Venture, contributed to our Operating Partnership ownership interests in eight wholly-owned properties and one property in which it held a 7.5% managing ownership interest. We refer to these properties as the Contributed Properties.  In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 Common Units, together with 4,545,300 Preferred Units in our Operating Partnership and $16,695,000 in promissory notes.

The Common Units held by Venture are redeemable by Venture on a one-for-one basis for shares of our common stock listed on the NYSE Amex, referred to as our Listed Common Stock, or a new class of common units without redemption rights, as elected by a majority of our independent directors. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the date we consummate an underwritten public offering (of at least $75 million) of our Listed Common Stock. Upon conversion of the Preferred Units to Common Units, such Common Units will be redeemable by Venture on a one-for-one basis for shares of our Listed Common Stock or a new class of common units without redemption rights, as elected by a majority of our independent directors, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.

As part of our formation transactions, we issued to our Advisor one share of proportionate voting preferred stock, which we refer to as the Proportionate Voting Preferred Stock. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation, but it entitles our Advisor to vote on all matters for which the holders of Listed Common Stock are entitled to vote. Our Advisor has agreed to cast its Proportionate Voting Preferred Stock votes on any matter in direct proportion to votes that are cast by limited partners of our Operating Partnership holding the Common Units and Preferred Units issued in the formation transactions. The number of votes that our Advisor is entitled to cast equals the total number of shares of Listed Common Stock issuable upon redemption for shares of the Common Units and Preferred Units (representing 46,173,693 common share equivalents) issued in connection with the formation transactions, notwithstanding any restrictions on redemption of the Operating Partnership units. This number will decrease to the extent that these Operating Partnership units are redeemed in the future. The number will not increase in the event of subsequent unit issuances by our Operating Partnership. As of December 31, 2009, that share of Proportionate Voting Preferred Stock represented approximately 92.3% of our voting power.

In connection with these transactions, Venture also granted us options to acquire managing ownership interests in five joint ventures holding 14 additional office properties. We exercised those options in multiple transactions. The acquisition price for one of the joint ventures was funded by issuing a total of 723,102 Common Units.  These Common Units are redeemable by the holders on a one-for-one basis for shares of our Listed Common Stock or cash, as elected by a majority of our independent directors.

Our Advisor

We are externally advised by our Advisor, Pacific Office Management, Inc., an entity affiliated with The Shidler Group.  The Shidler Group is a leading national commercial real estate investment organization with more than 35 years of experience in acquiring, owning and operating commercial real estate across the country.  Our Advisor is owned by Jay H. Shidler, who is our Chairman of the Board, and by its directors and officers, certain of whom also serve as our executive officers and own substantial beneficial interests in our Company.

Corporate Governance — Board of Directors

Our day-to-day operations are managed by our Advisor under the ultimate oversight and direction of our board of directors. The board reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management, and provides oversight of financial reporting and legal compliance.  Our board of directors has adopted corporate governance guidelines, which are available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it.

Independence and Composition

Our board is comprised of seven directors, four of whom — Messrs. Hamlin, Brennan, Denton and Higbee — are “independent” directors under the listing standards of the NYSE Amex. Such number represents a majority of the directors as is required under the listing standards of the NYSE Amex. Our board is divided into three classes. The terms of Class I, Class II, and Class III directors expire at the 2012, 2010 and 2011 annual meeting of stockholders, respectively. Newly elected directors of each class will hold office for a term expiring at the third succeeding annual meeting of stockholders.  In accordance with our corporate governance guidelines, our non-management directors meet in executive session without the presence of management on a regularly scheduled basis and no less than three times a year. At least one such meeting includes only “independent” directors.  The individual who serves as the presiding director at these executive sessions rotates among the chairs of the audit, compensation and nominating and corporate governance committees of the board of directors.

Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, our board of directors elects our Chairman of the Board and our Chief Executive Officer, and each of these positions may be held by the same or separate persons.  Our corporate governance guidelines do not include a policy on whether the role of the Chairman and Chief Executive Officer should be separate or, if not, whether a lead independent director is to be elected. Currently, From September 2009 through March 2010, Mr. Shidler, our Chairman, also served as our Chief Executive Officer on an interim basis following the departure of our former Chief Executive Officer, which we believe provided valuable experience and insight during this transition.  Historically, however, these positions have been held by two persons, and upon the election of Mr. Ingebritsen as our Chief Executive Officer in March 2010, these positions are again held by separate persons.  We believe that separating these positions better allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the board in providing advice to and oversight of management and to establish the agenda and preside at meetings of the board of directors.  We also believe that having board leadership independent of management helps ensure critical and independent thinking with respect to the Company’s strategy and performance.  Our Chief Executive Officer is a member of our board of directors, which helps to ensure that management’s insight is directly available to the directors in their deliberations.

Our board of directors has an active role in overseeing management of the Company’s risks.  The board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management.  Pursuant to its charter, the audit committee of our board of directors is responsible for discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee also evaluates the policies implemented by management to assure the adequacy of internal control and the financial reporting process, and to monitor compliance with laws and regulations and the Company’s code of business conduct and ethics.  It is also the responsibility of the audit committee to investigate employee misconduct or fraud.

Meetings and Attendance

Our board of directors met four times in the fiscal year ended December 31, 2009.  Our corporate governance guidelines indicate that our directors are expected to regularly attend meetings of the board and committees on which such director sits.  A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairman of the appropriate committee in advance of such meeting.  Each director attended at least 75% of the aggregate number of board and applicable committee meetings in 2009.  We encourage but do not require board members to attend our annual meetings of stockholders.  All of our directors (other than Mr. Ingebritsen, who was not a director at the time) were in attendance at our annual meeting of stockholders in 2009.

Stockholder Communications

The board of directors has a process whereby stockholders and other interested parties can send communications to our directors.  Anyone wishing to communicate directly with one or more directors may do so in writing, addressed to the director(s) or the entire board of directors, in care of the Office of the Chairman, Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 310, Santa Monica, California 90401.  Anyone wishing to contact our audit committee may do so in writing, addressed to the attention of the Chairman of the Audit Committee, Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 310, Santa Monica, California 90401.  To make confidential submissions to either of the above, please indicate “confidential” on any correspondence.

Board Committees

Our board of directors has established four committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an investment committee. Each of the audit, compensation and nominating and corporate governance committees consists solely of independent directors.

Audit Committee

Our audit committee consists of three independent directors: Messrs. Higbee, Hamlin and Denton. Mr. Higbee serves as chairman of the audit committee and as the “audit committee financial expert”, as defined in applicable SEC rules.  Our audit committee met 10 times in the fiscal year ended December 31, 2009. Our audit committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com.  The audit committee, among other purposes, serves to assist the board of directors in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and

•	our accounting and financial reporting processes, internal control systems and internal audit function.

Compensation Committee

Our compensation committee consists of two independent directors: Mr. Brennan, who serves as chairman of the committee, and Mr. Higbee. Our compensation committee met four times in the fiscal year ended December 31, 2009. Our compensation committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The compensation committee, among other purposes, serves:

•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees, if any;

•	to review the performance of executive officers and adjust compensation arrangements as appropriate;

•	to establish compensation arrangements for directors; and

•	to review and monitor management development and succession plans and activities.

We do not compensate any of our executive officers for their service in such capacity.  The compensation committee establishes compensation plans and programs for directors, such as equity-based plans and programs, annually reviews the adequacy of such plans and programs for our directors and administers any such plans and programs.

To the extent that we decide in the future to compensate our executive officers, our compensation committee charter provides for the review by our compensation committee with our chief executive officer, chief operating officer and chief financial officer of such officers’ evaluations of the performances of the executive officers that report to them and determine with each of them, as applicable, and recommend, where appropriate, that the board of directors approve of the amounts of annual and any long-term incentive awards and any adjustments to the annual salary amounts based upon such performance and consistent with the achievement of any established goals.  The compensation committee charter also provides for the annual review by the compensation committee of management’s summary report on all other senior executives and key management employee compensation actions, as applicable.

The compensation committee may form subcommittees for any purpose that the compensation committee deems appropriate and may delegate to such subcommittees such power and authority as the compensation committee deems appropriate, except that the compensation committee may not delegate to a subcommittee any power or authority that, under any law, regulation or listing standard of the NYSE Amex, must be exercised by the compensation committee as a whole.

The compensation committee has the sole authority to retain or terminate a compensation consultant to assist the compensation committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of two independent directors, Mr. Hamlin, who serves as chairman of the committee, and Mr. Higbee. Our nominating and corporate governance committee met one time in the fiscal year ended December 31, 2009. Our nominating and corporate governance committee is governed by a charter, which is available on our website at http://www.pacificofficeproperties.com. The committee, among other purposes, serves:

•	to identify and recommend to the board individuals qualified to serve as directors and on committees;

•	to advise the board with respect to board composition, procedures and committees;

•	to advise the board with respect to corporate governance principles and to develop and recommend a set of corporate governance guidelines; and

•	to lead the board in its review of the performance of the board and our management team.

Our corporate governance guidelines provide that the nominating and corporate governance committee is responsible for identifying individuals to serve on the board of directors.  These guidelines, together with our nominating and corporate governance committee charter, set forth the criteria for selecting potential board members, which include, among other things, the possession of experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and efforts to board responsibilities.  We believe that selecting candidates on the basis of these criteria enhances the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, with respect to the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or the listing standards of the NYSE Amex.  Although diversity may be a consideration in the committee’s process, the committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Each of the candidates for director named in this proxy statement has been recommended by the nominating and corporate governance committee and approved by the board of directors for inclusion on the attached proxy card.

Our nominating and corporate governance committee charter also provides for the consideration of director nominees recommended by stockholders.  See the section of this proxy statement entitled “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING” for a description about how stockholders desiring to make nominations for directors can do so.  Our nominating and corporate governance committee will evaluate a director nominee recommended by stockholders in the same manner as it evaluates director candidates recommended otherwise.

Our nominating and corporate governance committee may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary and it has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

Investment Committee

Our investment committee consists of five directors: Mr. Shidler, who serves as chairman of the committee, and Messrs. Ingebritsen, Denton, Brennan and Hamlin. The investment committee, among other purposes, serves to:

•	oversee the implementation of our investment strategy, the principal goal of which is to enhance long-term stockholder value through increases in earnings cash flow and net asset value;

•	review and approve, within parameters set by the board, specific transactions; and

•	regularly apprise the board of our progress and performance with respect to our investment strategy.

Code of Business Conduct and Ethics

Our directors, officers and employees are governed by the Company’s code of business conduct and ethics, which is available on our website at http://www.pacificofficeproperties.com and in print free of charge to any stockholder that requests it.  Amendments to, or waivers from, a provision of the code of business conduct and ethics will be posted to the Company’s website promptly following the date of the amendment or waiver.

Director Compensation

Except as noted below, our directors are paid an annual director’s fee of $12,000, payable in quarterly installments. Mr. Higbee is paid an additional annual fee of $5,000 for his service as Chair of the Audit Committee.  We also pay our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended. Directors are entitled to reimbursement for reasonable out-of-pocket costs incurred in connection with their services as directors. Dallas E. Lucas, our former President and Chief Executive Officer, received no compensation for his services as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Jay H. Shidler	17,000	—	—	—	—	—	17,000
Dallas E. Lucas (2)	—	—	—	—	—	—	—
Thomas R. Hislop	17,000	39,999	—	—	—	—	56,999
Clay W. Hamlin	20,000	39,999	—	—	—	—	59,999
Michael W. Brennan	18,250	39,999	—	—	—	—	58,249
Robert L. Denton	20,000	63,027	—	—	—	—	83,027
Paul M. Higbee	26,000	39,999	—	—	—	—	65,999
____________

(1)
On May 21, 2008, the compensation committee approved the grant, to Messrs. Hislop, Hamlin, Brennan and Higbee, of 6,060 restricted stock units each, which we refer to as Director RSUs, under the 2008 Directors’ Stock Plan. The Director RSUs vested upon approval of the Directors’ Stock Plan by our stockholders at our annual meeting of stockholders in 2009. Upon approval by our stockholders, each Director RSU was exchanged for one share of our Listed Common Stock.

On June 19, 2009, the compensation committee approved the grant, to Messrs. Hislop, Hamlin, Brennan, Denton and Higbee, of 10,526 Director RSUs with a vesting period of one year.  Upon vesting, each Director RSU will entitle the holder thereof to receive one share of our Listed Common Stock.  Also on June 19, 2009, the compensation committee approved the grant to Mr. Denton of an additional 6,060 Director RSUs that vested upon grant, entitling Mr. Denton to receive 6,060 shares of Listed Common Stock.

As of December 31, 2009, each of Messrs. Hislop, Hamlin, Brennan, Denton and Higbee held 10,526 unvested Director RSUs.

(2)	Mr. Lucas resigned from the board effective as of August 31, 2009 upon his departure as our President and Chief Executive Officer.

Executive Officer Compensation

We do not have any employees and do not compensate our executive officers for their service in such capacity. In accordance with an Amended and Restated Advisory Agreement, dated as of March 3, 2009, as amended, among us, our Operating Partnership and our Advisor (the “Advisory Agreement”), our Advisor manages, operates and administers our day-to-day operations, business and affairs, for which it receives a management fee and is entitled to certain other fees. Our executive officers are officers of our Advisor and are compensated by our Advisor. See the section of this proxy statement entitled, “Certain Relationships and Related Transactions” below for a discussion of fees and expenses payable to our Advisor and its affiliates.

Stock Incentive Plan

We do not currently have a stock incentive plan for the benefit of our executive officers or employees of our Advisor. The 2008 Directors’ Stock Plan, referred to as the Plan, which permits grants to members of the board of directors of incentive stock options, stock appreciation rights, and stock awards, including grants of restricted stock units or other equity-based awards, was adopted by our board on May 21, 2008, and approved by stockholders at our 2009 annual meeting of stockholders. The Plan is administered by the compensation committee. A total of 82,930 restricted stock units have been granted under the Plan, of which 30,300 have vested, resulting in the issuance of 30,300 shares of common stock to our directors as described in “Director Compensation.”  A total of 150,000 shares of our common stock may be issued under the Plan.

The following table provides information as of December 31, 2009 regarding the Plan.  We currently have no other equity compensation plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	52,630	$3.80	67,070
Equity compensation plans not approved by security holders	–	–	–
Total	52,630	$3.80	67,070

Indemnification of Directors and Officers

Our Operating Partnership Agreement provides that our Operating Partnership indemnify our directors and officers to the fullest extent permitted by applicable law. The Operating Partnership Agreement provides that if a director or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.

Any amendment of our Operating Partnership Agreement related to the indemnification of our directors and officers will be prospective only and will not affect our existing indemnification obligations to our directors or officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership and voting power of all of our common stock as of March 15, 2010, by: (i) each person who we know to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.  To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

	SHARES BENEFICIALLY OWNED (2)
NAME AND ADDRESS(1)	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF CLASS	PERCENT OF TOTAL VOTING POWER(3)	NUMBER OF LIMITED PARTNERSHIP UNITS REPRESENTING ECONOMIC INTERESTS(4)
Jay H. Shidler	46,921,043	(5)	19.4%	93.8%	17,345,161
Thomas R. Hislop	13,760		*	*	–
Clay W. Hamlin	6,060		*	*	166,893
Michael W. Brennan	6,060		*	*	133,514
Robert L. Denton	6,060		*	*	1,271,235
Paul M. Higbee	6,060		*	*	–
James R. Ingebritsen	178,247	(6)	4.6%	*	4,504,612
James R. Wolford	–		–	–	–
Matthew J. Root	198,247	(7)	5.1%	*	4,504,612
Lawrence J. Taff	188,247		4.9%	*	4,479,075

All directors and executive officers as a group (10 persons)(8)	47,523,794		35.1%	95.0%	33,765,784

James C. Reynolds	477,004	(9)	12.4%	1.0%	10,832,961
____________

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each listed person is c/o Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 310, Santa Monica, California 90401.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and generally includes securities that a person has the right to acquire within 60 days.

(3)
In calculating the percentage of total voting power, the voting power of shares of Listed Common Stock (one vote per share) and Proportionate Voting Preferred Stock (one vote for each share of Listed Common Stock for which the Common Units and Preferred Units held by POP Venture, LLC could be redeemed) has been aggregated.

(4)
The number of units reported reflects each listed person’s indirect economic interests in units of our Operating Partnership held by POP Venture, LLC. Such interests are held by such listed person through indirect membership interests in POP Venture, LLC and for which such listed person, except for Mr. Shidler, exercises no voting power or investment power.

(5)
This includes 747,350 shares of Listed Common Stock held indirectly by Mr. Shidler and 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units held by POP Venture, LLC, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion. The percentage reported under “Percent of Class” does not reflect the 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units, as referenced above.  Pursuant to a Schedule 13D/A filed with the SEC on October 5, 2009, Mr. Shidler, Shidler Equities L.P., a Hawaii limited partnership (“Shidler LP”), and Shidler Equities Corp., a Hawaii corporation (“Shidler Corp.” and collectively, with Mr. Shidler and Shidler LP, “Shidler”) have sole voting and sole dispositive power over 747,350 shares of Listed Common Stock. The address for Shidler is 841 Bishop Street Suite 1700, Honolulu, HI 96813.

(6)
This includes 88,247 shares of Listed Common Stock held directly by JRI Equities, LLC, of which Mr. Ingebritsen is the managing member, and 90,000 shares of Listed Common Stock held by a trust of which Mr. Ingebritsen is the trustee. Mr. Ingebritsen disclaims beneficial ownership of the 90,000 shares held by the trust. Mr. Ingebritsen’s minor children are the beneficiaries of the Ingebritsen Children Trust, an irrevocable trust that owns an additional 100,000 shares of Listed Common Stock; Mr. Ingebritsen does not have investment or voting control over these shares.

(7)
This includes 98,247 shares of Listed Common Stock held directly by MJR Equities, LLC, of which Mr. Root is the managing member, and 100,000 shares of Listed Common Stock held by a trust of which Mr. Root is the trustee. Mr. Root disclaims beneficial ownership of the 100,000 shares held by this trust. Mr. Root’s minor children are the beneficiaries of the Root Family Investment Trust, an irrevocable trust that owns an additional 90,000 shares of Listed Common Stock; Mr. Root does not have investment or voting control over these shares.

(8)
Includes 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units held by POP Venture, LLC, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent any restrictions currently placed on such conversion.

(9)
Information based on a Schedule 13G/A filed with the SEC on October 2, 2009, by James C. Reynolds, Reynolds Partners, L.P., a Hawaii limited partnership (“Reynolds Partners”) of which the general partner is JC Reynolds, LLC, a Hawaii limited liability company of which Mr. Reynolds is the managing member, and The James C. Reynolds Revocable Living Trust, under a Trust Agreement dated May 25, 1982 for The James C. Reynolds Revocable Living Trust (the “Reynolds Trust”), of which Mr. Reynolds is the trustee.  The Schedule 13G/A states that Mr. Reynolds has sole voting and sole dispositive power over 200,504 shares of Listed Common Stock held by Reynolds Partners and 276,500 shares of Listed Common Stock held by the Reynolds Trust. The address for Mr. Reynolds, Reynolds Partners and the Reynolds Trust is 10188 Telesis Court Suite 222, San Diego, CA 92121.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the best of the Company’s knowledge and based solely on the Company’s review of the copies of such forms furnished to us for fiscal year 2009 and on representations that no other reports were required, except as noted in the following sentence, no persons were late in filing Forms 3, 4 or 5 as of the year ended December 31, 2009.  Forms 4 relating to the award of 6,060 Director RSUs under the Company’s 2008 Directors’ Stock Plan to each of Mr. Hislop, Mr. Hamlin, Mr. Brennan and Mr. Higbee, which awards were approved by stockholders at our 2009 annual meeting of stockholders on May 12, 2009 and vested upon such approval, were filed late on June 22, 2009 (with respect to Mr. Hamlin, Mr. Brennan and Mr. Higbee) and June 23, 2009 (with respect to Mr. Hislop).

Certain Relationships and Related Transactions

Transactions with Related Persons

We are externally advised by our Advisor, an entity owned and controlled by Mr. Shidler and by its directors and officers, certain of whom are also our executive officers and who own substantial beneficial interests in our Company. Pursuant to our Advisory Agreement, our Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of our total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum.  Although we are responsible for all direct expenses incurred by us for certain services for which we are the primary service obligee, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing operational advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies.  The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of the direct costs that we bear. Additionally, our Advisor and its affiliates are entitled to receive property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, leasing fees consistent with the prevailing market as well as property transaction fees in an amount equal to 1% of the contract price of any acquired or disposed property; however, such property management fees, leasing fees, and property transaction fees must be consistent with prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located.

Our Advisor is also entitled to certain fees related to any placement of debt or equity that we may undertake, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of Operating Partnership units, and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days’ written notice. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay our Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, our Advisor retains the right to terminate the Advisory Agreement upon 30 days’ prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

We and Waterfront Partners OP, LLC, or Waterfront, paid amounts to our Advisor and its related parties for services provided relating to property management, leasing, property transactions, and debt placement. The fees paid are summarized in the table below for the fiscal years ended December 31, 2009 and 2008 (in thousands):

	2009	2008
Property management fees (1)	$3,327	$2,573
Leasing commissions (2)	342	388
Corporate management fees	750	587
Interest	1,835	1,172
Construction management fees and other	82	111
Total	$6,336	$4,831
___________

(1)	Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees.

(2)	Leasing commissions are capitalized as deferred leasing costs and are amortized over the life of the related lease.

We lease commercial office space to affiliated entities.  The annual rents from these leases totaled $0.7 million for the year ended December 31, 2009 and $0.5 million for the year ended December 31, 2008.

Related Party Financing Transactions

On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, pursuant to the Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and EITF Issue No. 04-5. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to Financial Accounting Standards Board (FASB) Interpretation No. 46(R), Consolidation of Variable Interest Entities. The difference between the initial cost of the investment in our joint ventures included in our consolidated balance sheet and the underlying equity in net assets of the respective joint ventures, referred to as the JV Basis Differential, attributable to Seville Plaza upon the effective date was $0.04 million.

In a series of transactions occurring on April 30, 2008, May 30, 2008 and June 19, 2008, following the exercise of an option, referred to as the Option, granted to us by Venture and its affiliates as part of our formation transactions, we consummated the acquisition, through our Operating Partnership, of a 32.167% managing ownership interest in the POP San Diego I joint venture that owns a portfolio of seven commercial office buildings totaling 181,664 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of our Advisor under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $2.6 million. This acquisition price was funded by issuing 396,526 Common Units on April 30, 2008 which Common Units were valued at $6.5589 per unit. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12. Upon acquisition, there was no JV Basis Differential attributable to the POP San Diego I joint venture, including the acquisition consummated on May 30, 2008 and June 19, 2008.

On April 30, 2008, we consummated with certain affiliates of our Advisor the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 221,784 rentable square feet located in Phoenix, Arizona, called the Black Canyon Corporate Center. The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to such affiliates’ cost of investment in the Black Canyon Corporate Center. The JV Basis Differential attributable to the Black Canyon Corporate Center upon acquisition was $0.08 million.

On May 23, 2008, we consummated with certain affiliates of our Advisor the acquisition through our Operating Partnership of a 7.5% managing ownership interest in a joint venture that owns a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space located in Phoenix, Arizona, called the US Bank Center. The acquisition price for the managing ownership interest in the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the US Bank Center was approximately equal to such affiliates’ cost of investment in the US Bank Center. The JV Basis Differential attributable to the US Bank Center upon acquisition was $0.89 million.

On May 23, 2008, we consummated with certain affiliates of our Advisor the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling approximately 152,288 rentable square feet located in Honolulu, Hawaii, called the Bank of Hawaii Waikiki Center. The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to such affiliates’ cost of investment in the Bank of Hawaii Waikiki Center. The JV Basis Differential attributable to the Bank of Hawaii Waikiki Center upon acquisition was $(0.09) million.

On May 30, 2008, the POP San Diego I joint venture consummated with certain affiliates of our Advisor the acquisition of the managing ownership interest in the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of such affiliate under the purchase agreement. The joint venture acquired the managing ownership interest in the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.

On June 19, 2008, the POP San Diego I joint venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of an affiliate of our Advisor under the respective purchase agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The acquisition price was funded by issuing 326,576 Common Units on June 19, 2008, which Common Units were valued at $6.8107 per unit.

On August 14, 2008, following the exercise of the Option, we consummated with certain affiliates of our Advisor the acquisition, through our Operating Partnership, of a 10% managing ownership interest in a joint venture, called the SoCal II joint venture, that owns a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet situated on seven properties in Los Angeles, Orange and San Diego counties in southern California. The acquisition price for the managing ownership interest was approximately $4.24 million, payable in the form of a subordinated note, referred to as the SoCal II Note, issued by our Operating Partnership to an affiliate of our Advisor. The purchase price for the managing ownership interest was approximately equal to such affiliates’ cost of investment in the SoCal II joint venture. The JV Basis Differential attributable to the SoCal II Joint Venture upon acquisition was $0.21 million.

On September 23, 2009, the Operating Partnership entered into an exchange agreement with Shidler Equities, L.P., a Hawaii limited partnership controlled by Mr. Shidler, referred to as Shidler LP, Reynolds Partners, L.P., a Hawaii limited partnership controlled by Mr. Reynolds, MJR Equities, LLC, a California limited liability company controlled by Mr. Root, JRI Equities, LLC, a California limited liability company controlled by Mr. Ingebritsen, and Mr. Taff, collectively referred to as the Transferors.  As previously noted, Mr. Shidler is our Chairman of the Board and is currently serving as our President and Chief Executive Officer.  Each of Messrs. Root, Ingebritsen and Taff is an executive officer of the Company and the Advisor, and Mr. Reynolds is the beneficial owner of more than 5% of our Listed Common Stock.  Pursuant to the transactions contemplated by the exchange agreement, on September 25, 2009, the SoCal II Note was cancelled and new subordinated notes in an aggregate principal amount equal to the aggregate outstanding amount of principal and accrued interest of the SoCal II Note were issued to the Transferors in accordance with their percentage ownership in the entity that initially held the SoCal II Note.  Each Transferor then exchanged a portion of its new subordinated note for shares of Listed Common Stock at a price per share of $3.82, which represented the volume-weighted average closing market price per share of the Listed Common Stock on the NYSE Amex for the thirty trading days preceding the date of the exchange agreement.  Pursuant to the note exchange, Shidler LP was issued 323,850 shares of Listed Common Stock in exchange for a subordinated note in the amount of approximately $1.24 million, Reynolds Partners, L.P. was issued 200,504 shares of Listed Common Stock in exchange for a subordinated note in the amount of approximately $0.77 million, and each of MJR Equities, LLC, JRI Equities, LLC and Mr. Taff was issued 88,247 shares of Listed Common Stock in exchange for a subordinated note in the amount of $0.33 million.  The Operating Partnership also issued new subordinated notes to Shidler LP (in the amount of approximately $0.63 million), Reynolds Partners, L.P. (in the amount of approximately $0.50 million), each of MJR Equities, LLC and JRI Equities, LLC (each in the amount of approximately $0.15 million) and Mr. Taff (in the amount of approximately $0.13 million), representing each Transferor’s residual interest in the original SoCal II Note.

At December 31, 2009, the total aggregate principal amount of promissory notes payable by the Operating Partnership to affiliates in connection with the foregoing transactions was $21.1 million.  Based on their respective ownership in the entities holding these notes, at December 31, 2009, the aggregate principal amount attributable to each of Messrs. Shidler, Reynolds, Ingebritsen, Root and Taff was $6.7 million, $6.1 million, $2.6 million, $2.6 million and $1.9 million, respectively.  The largest aggregate amount of principal outstanding with respect to this debt since our formation transactions in March 2008 was $24.0 million.  In September 2008, we reduced our balance of unsecured debt to related parties by $0.2 million through a non-cash settlement in exchange for a reduction of related party receivables, and in September 2009, as discussed above, we exchanged approximately $3.0 million in principal amount of the SoCal II Note for shares of Listed Common Stock.  These promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of (a) an underwritten public offering of at least $75 million of our common stock, (b) the sale of substantially all the assets of the Company or (c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.  Interest payments on these notes have been deferred with the exception of $0.3 million which was related to the notes exchanged pursuant to the exchange agreement described above and is now included in the principal amount of promissory notes payable. At December 31, 2009 and December 31, 2008, $2.6 million and $1.2 million, respectively, of accrued interest attributable to these unsecured notes is included in accounts payable and other liabilities in the Company’s consolidated balance sheets.

On August 19, 2009, we entered into an interim financing agreement with Shidler LP. Upon execution, Shidler LP provided us with a principal sum of $3.0 million, bearing interest of 7.0% per annum. The maturity date of the note was ninety days following the date of the promissory note. We repaid the $3.0 million note on September 22, 2009, in addition to $0.02 million of accrued interest.

As security for the Operating Partnership’s credit agreement with First Hawaiian Bank, Shidler LP has pledged to First Hawaiian Bank a certificate of deposit in the principal amount of $15 million.  As a condition to the pledge, the Operating Partnership and Shidler LP entered into an indemnification agreement pursuant to which the Operating Partnership agreed to indemnify Shidler LP from any losses, damages, costs and expenses incurred by Shidler LP in connection with the pledge.  In addition, to the extent that all or any portion of the certificate of deposit is withdrawn by First Hawaiian Bank and applied to the payment of principal, interest and/or charges under the credit agreement, the Operating Partnership agreed to pay to Shidler LP interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler LP.  Pursuant to the indemnification agreement, as amended, the Operating Partnership also agreed to pay to Shidler LP an annual fee of 2.00% of the entire $15 million principal amount of the certificate of deposit.  As of December 31, 2009, a total of $.07 million of accrued interest had been paid or was payable to Shidler LP pursuant to the indemnification agreement.

Affiliated Dealer Manager

On January 12, 2010, in connection with our continuous offering of up to 40,000,000 shares of Senior Common Stock, we entered into a dealer manager agreement with Priority Capital Investments, LLC, referred to as Priority Capital, pursuant to which Priority Capital serves as our exclusive agent and principal distributor for the purpose of selling, on a best efforts basis, shares of our Senior Common Stock. Priority Capital offers these shares through participating securities broker-dealers that it has retained.  Priority Capital is indirectly owned and controlled by Mr. Shidler.  Under the dealer manager agreement, we agreed to pay to Priority Capital selling commissions of 7% of the gross offering proceeds in the primary offering of our Senior Common Stock, which commissions will be 100% reallowed to participating broker-dealers, and 3% of the gross offering proceeds from shares of Senior Common Stock sold in the primary offering as compensation for acting as dealer manager and for expenses incurred in connection with marketing, and due diligence of, our Senior Common Stock.  We will not pay selling commissions or the dealer manager fee with respect to shares purchased pursuant to the dividend reinvestment plan relating to our Senior Common Stock.  Assuming that all shares of Senior Common Stock are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees, we would be obligated to pay selling commissions in a maximum amount of $24.5 million and dealer manager fees in a maximum amount of $10.5 million.  Subject to the cap on issuer expenses described below, we also agreed to reimburse Priority Capital for reimbursements it may make to participating broker-dealers for bona fide due diligence expenses presented on detailed and itemized invoices.  We will reimburse our Advisor for offering expenses in an amount up to 1% of the gross proceeds from our offering of Senior Common Stock. Any remaining amounts will be paid by our Advisor without reimbursement by us. The total amount of underwriting compensation, including selling commissions and dealer manager fees paid or reimbursed by us, our Advisor or any other source in connection with the offering of Senior Common Stock, will not exceed 10% of the gross proceeds of our primary offering of Senior Common Stock.  All organization and offering expenses, including selling commissions and dealer manager fees, are capped at 15% of the gross proceeds of the offering of Senior Common Stock.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected and appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010. Ernst & Young audited our consolidated financial statements as of and for the year ended December 31, 2009, and the Audit Committee believes that we should continue our relationship with Ernst & Young LLP.  Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Pacific Office Properties and its stockholders. If our stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.  A representative of Ernst & Young is not expected to be present at the Annual Meeting.

Ernst & Young was engaged as our independent registered public accounting firm effective as of September 30, 2009.  During our two most recent fiscal years and in the subsequent interim period preceding the engagement, neither we nor anyone acting on our behalf consulted with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

PricewaterhouseCoopers LLP (“PWC”) was our independent registered public accounting firm for the fiscal year ended December 31, 2008 and for the interim period for 2009 until its dismissal effective as of September 25, 2009.  The dismissal was approved by the Audit Committee.

PWC’s audit report on our consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal year ended December 31, 2008, and in the subsequent interim period through September 25, 2009, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its reports on our financial statements covering such periods.  During such period, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as described below.

Subsequent to the filing of our financial statements on Form 10-Q for the quarter ended June 30, 2008, but prior to filing our financial statements on Form 10-Q for the quarter ended September 30, 2008, we identified an operating deficiency in a control relating to the allocation of loss at the Operating Partnership between the holders of the Preferred Units and Common Units during the quarter ended June 30, 2008.  Although we had implemented a control that was designed to address the proper recording of this allocation, the control did not operate as designed in the second quarter of 2008 and, as a result, we did not properly consider the preference allocation to the holders of the Preferred Units prior to allocating the remaining loss between the general and limited partners of the Operating Partnership, which is required under the Operating Partnership Agreement.  During the quarter ended September 30, 2008, we remediated the control deficiency by instituting an additional procedure to monitor the operation of the control to ensure that the allocation of loss between the holders of the Preferred Units and the Common Units was performed correctly.

As part of the financial statement close process for the year ended December 31, 2008, we determined that we would restate our unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2008 to correct the allocation of loss at the Operating Partnership between the holders of the Preferred Units and the Common Units. We determined that net loss was overstated by $0.584 million, net loss per share was overstated by $0.20 per share, the minority interest allocation was understated by $0.584 million, minority interest was overstated by $0.162 million and common shareholders’ equity was understated by $0.162 million. Because of the restatement, management determined that the control deficiency constituted a material weakness in internal control over financial reporting as of June 30, 2008.

The Audit Committee discussed the material weakness described above with PWC, and we authorized PWC to respond fully to the inquiries of Ernst & Young concerning the material weakness described above.

Epstein Weber & Conover LLC (“Epstein”) was the independent registered public accounting firm of our predecessor, Arizona Land Income Corporation, or AZL, for the fiscal years ended December 31, 2007 and 2006 and for the interim period for 2008 until its resignation on March 4, 2008.

The reports of Epstein with respect to AZL’s financial statements for the fiscal years ended December 31, 2007 and 2006 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2007 and 2006 and the period from December 31, 2007 through the date of Epstein’s resignation, there were no disagreements between AZL and Epstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Epstein, would have caused Epstein to make reference to the subject matter of the disagreements in connection with its report on AZL’s financial statements for such year.  Further, no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K occurred.

McGladrey & Pullen, LLP was the independent public accountant for an affiliate of the Company, POP Venture, LLC, for the purpose of auditing the financial statements of Waterfront Partners, OP, LLC, which was deemed accounting acquirer in the formation transactions of the Company consummated on March 19, 2008.  The audit was specifically requested, and paid for, by POP Venture, LLC in connection with the reincorporation of AZL and formation transaction of the Company.  Therefore, no audit fees were paid by the Company to McGladrey & Pullen, LLP.

Fees

The following table sets forth the aggregate fees billed to us by our principal accountant, Ernst & Young, for professional services rendered on behalf of the Company and its subsidiaries for fiscal year 2009, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

2009
Audit Fees	$478
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$478

The following table sets forth the aggregate fees billed to us by our principal accountant, PWC, for professional services rendered on behalf of the Company and its subsidiaries for fiscal year 2008, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands).

2008
Audit Fees	$988
Audit-Related Fees	64
Tax Fees	—
All Other Fees	—
Total	$1,052

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports, and audits of the Company’s joint venture properties.  Audit-related fees consist of audits of material acquisitions pursuant to Rule 3-14 of Regulation S-X.

Policy on Pre-Approval of Audit Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing work of the independent accountants.  The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services provided to us, including audit services, audit-related services, non-audit services, tax services and other services, must be pre-approved by the Audit Committee.  In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget.  In other cases, specific pre-approval is required.  Our Audit Committee charter provides that approval of audit and permitted non-audit services may be made by one or more members of the Audit Committee as shall be designated by it.  In accordance with such provision, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.  For the fiscal years ended December 31, 2008 and 2009, the Audit Committee approved all audit-related, tax and other services provided to us by our principal accountants.

Vote Required

Assuming a quorum is present, the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the approval of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on this proposal, but will be counted when determining whether there is a quorum present.  In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion with respect to this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.

The undersigned members of the Audit Committee of the board of directors of Pacific Office Properties Trust, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2009 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Pacific Office Properties Trust, Inc. for the fiscal year ended December 31, 2009.

2.
The Audit Committee has discussed with representatives of Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit Committee:

Paul M. Higbee, Chairman
Robert L. Denton
Clay W. Hamlin, III